EXHIBIT 99.1

PRIMEDIA INC. TO BE ACQUIRED BY TPG CAPITAL FOR $7.10 PER SHARE IN CASH

ATLANTA (May 16, 2011) – PRIMEDIA Inc. (NYSE: PRM) today announced that it has entered into a definitive agreement to be acquired by affiliates of TPG Capital.

Under the terms of the agreement, holders of the outstanding common shares of PRIMEDIA will receive $7.10 per share in cash, representing a transaction enterprise value of approximately $525 million. The agreement was unanimously approved by the Board of Directors of PRIMEDIA and the independent directors of the Board.

Charles Stubbs, President and CEO of PRIMEDIA, said, “I am pleased to announce this agreement as it delivers significant value to our shareholders. In addition, it is a clear endorsement of PRIMEDIA and of the hard work and commitment of each and every one of our employees. TPG is a premier private investment firm and has a strong understanding and appreciation for our marketplace, our business model, our business strategies and the potential opportunities that lie ahead. We are very excited about this transaction.”

"PRIMEDIA is a leading resource for consumers in search of housing," said David Trujillo, TPG Principal.  "We believe the Company will benefit from the continuing secular transition from print to digital media and we look forward to building upon the Company’s innovative products and services for consumers searching for the ideal place to live."

The transaction is subject to customary closing conditions, including, among other things, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  There is no financing contingency.  The transaction is expected to close in the third quarter of 2011.

Stockholders holding approximately 58% of the outstanding PRIMEDIA common stock have executed a written consent approving the transaction.  Therefore, no additional PRIMEDIA stockholder action is required to complete the transaction.

Moelis & Company, LLC is acting as exclusive financial advisor to PRIMEDIA and has provided a fairness opinion to the Board of Directors of PRIMEDIA. Lazard Freres & Co. LLC provided a fairness opinion to the independent directors of the PRIMEDIA Board. Simpson Thacher & Bartlett LLP served as the Company’s outside counsel and Gibson Dunn & Crutcher LLP served as counsel for PRIMEDIA’s independent Board of Directors.

Cleary Gottlieb Steen & Hamilton LLP acted as legal counsel to TPG Capital.  Barclays Capital, UBS Investment Bank and Bank of America Merrill Lynch acted as M&A advisors to TPG Capital.

About PRIMEDIA Inc.
PRIMEDIA helps millions of consumers nationwide find apartments, houses for rent or new homes for sale through its innovative Internet, mobile and print solutions. From publishing its flagship advertising-supported Apartment Guide since 1975 to launching industry-leading online real estate destinations such as ApartmentGuide.com, NewHomeGuide.com and Rentals.com, PRIMEDIA continues to simplify the consumer home search and drive leads that result in occupancy for property management companies, landlords, new home builders and real estate professionals. For more information, visit www.primedia.com.

About TPG Capital
TPG Capital is a leading global private investment firm founded in 1992 with $48 billion of assets under management and offices in San Francisco, Beijing, Fort Worth, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, Shanghai, Singapore and Tokyo.  TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings.  TPG seeks to invest in world-class franchises across a range of industries.  The firm’s investments in fast growing Internet companies and media franchises have included Sabre/Travelocity/Lastminute, Hotwire, Univision and Creative Artists Agency (CAA).  TPG also has Internet retail and e-commerce expertise via multiple online platforms that have included NeimanMarcus.com, PETCO.com, JCrew.com and Become.com.

Forward-looking Statements
This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events, and the Company can give no assurance that they will prove to be correct. These forward-looking statements are subject to risks and uncertainties, including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission, that may cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. Many of these risks and uncertainties are beyond the ability of the Company to control or predict. These potential risks and uncertainties include, among others, the parties’ ability to consummate the proposed transaction on the contemplated timeline, if at all; general economic trends and conditions and, in particular, related adverse trends and conditions in the apartment leasing and new home sales sectors of the residential real estate industry, as well as changes in technology and competition; the implementation and results of the Company’s ongoing strategic and cost-cutting initiatives; the demand by customers for the Company’s products and services; and expenses or adverse results from litigation. The Company cautions you not to place undue reliance on these forward-looking statements. All information in this release is as of May 16, 2011. The Company undertakes no duty to update or otherwise revise the information contained in this release.

Additional Information and Where to Find It:

In connection with the proposed transaction, the Company will prepare an information statement to be filed with the SEC. When completed, a definitive information statement will be mailed to the stockholders of the Company. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE INFORMATION STATEMENT REGARDING THE PROPOSED TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the information statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the information statement and other relevant documents (when available) by directing a request by mail or telephone to PRIMEDIA Inc., Attn: Corporate Secretary, 3585 Engineering Drive, Norcross, Georgia 30092, telephone: (678) 421-3000, or from the company’s website, http://www.primedia.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the information statement.

Contacts:

For PRIMEDIA
Jeff Grossman
Solebury Communications Group
678-421-3800
IR@primedia.com

For TPG
Lisa Baker
Owen Blicksilver PR, Inc.
914-725-5949
Lisa@Blicksilverpr.com